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                                                                    EXHIBIT 99.1

                                  RISK FACTORS

SUBSTANTIAL LEVERAGE; INSUFFICIENT CASH FLOW FROM OPERATIONS

         At March 2, 2002 the Company had approximately $115.4 million of indebtedness, representing 67.9% of its total capitalization. The ability of the Company to satisfy its debt obligations depends largely on the Company's operating performance, which is affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control.

         The degree to which the Company is leveraged has important consequences to the Company, including the following: (i) the Company's ability to obtain additional financing is limited; (ii) substantial portions of the Company's cash flows from operations must be dedicated to the debt service, thereby reducing the funds available to the Company for its operations; (iii) the Company's debt instruments contain financial and other restrictive covenants, including covenants restricting the incurrence and restructuring of debt, the creation of liens, the payment of dividends and sales of assets; (iv) the Company's borrowings under its revolving credit facility are at variable rates of interest, resulting in adverse effects on the Company's financial condition and results of operations when the relevant market interest rates increase; (v) the debt outstanding under the revolving credit facility is secured by substantially all of the Company's accounts receivable and inventory; (vi) the Company is more leveraged than many of its competitors, placing the Company at a relative competitive disadvantage; and (vii) the Company's high degree of indebtedness makes it more vulnerable in the event of a downturn in its business. Moreover, given the increased borrowing capacity which the Company will have if the $50 million Foothill Capital credit facility is closed, the Company anticipates that its indebtedness will increase upon consummation of that transaction. As a result of the Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors is limited.

         Fiscal 2002 operating cash flows were sufficient to provide necessary working capital and to service existing debt, and the Company anticipates that its fiscal 2003 cash requirements for working capital and debt service will be met through a combination of funds provided by operations and borrowings under the anticipated $50 million Foothill Capital credit facility. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and in closing the Foothill Capital credit facility and that there will be no material adverse developments in the business, liquidity or significant capital requirements of the Company.

         The Company has budgeted approximately $13.2 million for capital expenditures in fiscal 2003. These expenditures primarily are devoted to a plant expansion in order to maintain the current revenue growth trends. Additional expenditures are devoted to routine food processing capital improvement projects and other miscellaneous expenditures. The Company believes that funds from operations and funds from the anticipated $50 million Foothill Capital credit facility, as well as the Company's ability to enter into capital or operating leases, will be adequate to finance these routine capital expenditures. If the Company continues its historical revenue growth trend as expected, then it will be required to raise and invest additional capital for other various plant expansion projects to provide operating capacity to satisfy increased demand. The Company believes that future cash requirements for these plant expansion projects would need to be met through other long-term financing sources, such as an increase in borrowing availability under its $25 million credit facility or its anticipated $50 million Foothill Capital credit facility, the issuance of industrial revenue bonds or equity investment. The incurrence of additional debt is governed and restricted by the Company's existing debt instruments. Furthermore, there can be no assurance that additional long-term financing will be available on advantageous terms (or any terms) when needed by the Company.

         The Company anticipates continued sales growth in key market areas. As noted above, however, this growth will require other capital expansion projects to increase existing plant capacity to satisfy increased demand. Sales growth, improved operating performance and expanded plant capacity -- none of which is assured -- will be necessary for the Company to continue to service existing debt If the Company is unable to continue servicing its debt, then it will need to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be affected on satisfactory terms or that the chosen strategy would enable the Company to avoid defaults under its existing debt instruments.


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RESTRICTIONS IMPOSED BY THE COMPANY'S DEBT INSTRUMENTS

         The Company's debt instruments include covenants that, among other things, limit or restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such limitations and restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. The Company's anticipated $50 million credit facility with Foothill Capital will also require the Company to maintain compliance with certain financial covenants. The ability of the Company to comply with such financial covenants may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial covenants could result in a default under the anticipated $50 million credit facility. In the event of any such default, the lender under the revolving credit facility could elect to declare all borrowings outstanding under such facility, together with accrued interest and other fees, to be due and payable. If the Company were unable to repay any such borrowings when due, then the lender could proceed against its collateral, with material adverse effects on the Company's business, financial condition and results of operations.

MANAGEMENT CONTROL

         At April 11, 2002, the Company's directors and executive officers (11 persons) beneficially owned, in the aggregate, 3,716,611 shares (or approximately 64.2%) of the Company's outstanding common stock (including as "outstanding" all shares underlying options exercisable by May 29, 2002). This degree of share ownership might be sufficient to enable the Company's directors and executive officers, acting as a group, to influence decisively the outcome of matters requiring shareholder approval, including the election of directors and significant corporate transactions. The voting power of the Company's directors and executive officers under certain circumstances could have the effect of preventing or delaying a change in control of the Company.

FACTORS INHIBITING TAKEOVER

         The Company's Restated Articles of Incorporation, as amended (the "Articles"), the Company's Bylaws, as amended (the "Bylaws"), and the Company's Preferred Stock Purchase Rights (the "Rights") contain various provisions that may hinder, delay or prevent the acquisition of control of the Company without the approval of the Board of Directors of the Company (the "Board"). Certain provisions of the Articles and the Bylaws, among other things, (i) authorize the issuance of "blank check" preferred stock, (ii) divide the members of the Board into three classes, the members of which serve for three-year terms and can be removed only by supermajority shareholder vote, and (iii) require a supermajority shareholder vote to approve any of certain business combinations requiring shareholder approval. In addition, the Company has entered into a Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent, pursuant to which one Right is attached to each share of common stock and initially trades with such share. The Rights would cause substantial dilution to a person or group that attempted to acquire the Company on terms not approved in advance by the Board.

SHARES AVAILABLE FOR SALE; LIMITED SECONDARY MARKET FOR THE COMMON STOCK

         At May 29, 2002, there were 5,781,480 shares of the Company's common stock outstanding. Of such amount, at least 2,064,969 shares were then freely tradable without restriction in the public market, the remaining shares being eligible for sale in the time, manner and volumes permitted by Rule 144 under the Securities Act of 1933. The holders of such remaining shares have not agreed to further limitations on the sale of their shares. In addition, at May 29, 2002 there were options to purchase 305,000 shares of common stock outstanding at an average exercise price of $9.22 per share. Of such amount, options to purchase 244,530 shares are exercisable presently, and all of the underlying shares have been registered with the SEC for public sale. The Company also has registered for public sale an additional 2,248,602 shares of unissued common stock; such shares are reserved for future grants under the Company's stock option plans. Sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the market price of the stock, particularly in view of the limited secondary market for the stock that exists. Further, on April 4, 2002, our common stock was delisted from the NASDAQ Small Cap Market and is now quoted on the OTC Bulletin Board, which could have the effect of further reducing liquidity for the stock.


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PRICE VOLATILITY

         The market price of the Company's common stock is volatile and may be affected by a number of factors, including the announcement of new products or services by the Company or its competitors, quarterly variations in the Company's or its competitors' results of operations, changes in earnings estimates or recommendations by securities analysts, the initiation or termination of coverage by analysts, developments in the food processing industry, general market conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. Such factors, as well as general economic, political and market conditions, such as recessions, may materially and adversely affect the market price of the stock.

NO DIVIDENDS

         The Company's debt instruments restrict its ability to pay dividends. Notwithstanding the restrictions, the Company does not anticipate paying dividends on the common stock in the foreseeable future.

COMPETITION

         The food production business is highly competitive and is often affected by changes in tastes and eating habits of the public, economic conditions affecting spending habits and other demographic factors. In sales of meat products, the Company faces strong price competition from a variety of large meat processing concerns and from smaller local and regional operations. In sales of biscuit and yeast roll products, the Company competes with a number of large bakeries in various parts of the country. The sandwich industry is extremely fragmented, with few large direct competitors but low barriers to entry and indirect competition in the form of numerous other products.

GOVERNMENT REGULATION

         The food production industry is subject to extensive federal, state and local government regulation.

         The Company's food processing facilities and food products are subject to frequent inspection by the United States Department of Agriculture (the "USDA"), the Food and Drug Administration (the "FDA") and other government authorities. In July 1996, the USDA issued strict new policies against contamination by food-borne pathogens such as E. coli and Salmonella and established the Hazard Analysis and Critical Control Points ("HACCP") system. The HACCP standards require the implementation of a seven step system for preventing hazards that could cause food-borne illnesses and became effective on January 25, 2000 for all food manufacturers with over ten employees and $25 million in sales. The Company is in full compliance with all FDA and USDA regulations, including HACCP standards, but there can be no assurance that the Company will be able to remain in compliance. The Company's failure to comply with applicable laws and regulations could subject it to civil remedies, including fines, injunctions, recalls and seizures, or even criminal sanctions, any of which could have material adverse effects on the Company.

         The Company's operations are also governed by laws and regulations relating to workplace safety and worker health that, among other things, establish noise standards and regulate the use of hazardous chemicals in the workplace. The Company also is subject to numerous federal, state and local environmental laws. Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities relating to its facilities and the land on which its facilities are or had been situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. There can be no assurance that any failure to comply, or compliance in the future, with environmental laws, or that liabilities arising thereunder, will have no material adverse effect on the Company's business, financial condition or results of operations.



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         The Company's operations are subject to licensing and regulation by a number of state and local governmental authorities, which include health, safety, sanitation, building and fire agencies. Operating costs are affected by increases in costs of providing health care benefits, the minimum hourly wage, unemployment tax rates, sales taxes and other similar matters over which the Company has no control. The Company is subject to laws governing relationships with employees, including minimum wage, overtime, working condition and citizenship requirements.

GENERAL RISKS OF THE FOOD INDUSTRY

         The food processing industry is generally subject to various risks, including adverse changes in general economic conditions, evolving consumer preferences, nutritional and health-related concerns, federal, state and local food inspection and processing controls and litigation-oriented risks in the nature of consumer product liability claims, product tampering problems and the availability and expense of liability insurance. There has recently been increasing scrutiny due to the association of meat products with recent outbreaks of illness, and even death, caused by pathogens which can be found in raw and improperly cooked meat. Incidents of contamination experienced by other food processors have materially and adversely affected their businesses and could adversely affect the Company's business. Product recalls are sometimes required in the meat industry to withdraw contaminated or mislabeled products from the market.

ADVERSE CHANGES IN FOOD COSTS; AVAILABILITY OF SUPPLIES

         The profitability of the Company is dependent on its ability to anticipate and react to changes in food prices in general and to changes in meat prices in particular. While the Company has historically been able to anticipate and react to changing prices through purchasing practices and price adjustments so as to avoid any material adverse effect on profitability, there can be no assurance that the Company will be able to do so in the future. In particular, no assurance can be given that the Company will be able to pass any cost increases on to its customers. The Company does not engage in hedging transactions with respect to raw material purchases. Failure to engage in such transactions may result in increased price volatility, with resulting adverse effects on results of operations. In addition, the Company's dependency upon regular deliveries of supplies from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect the Company until arrangements with alternate suppliers could be made.

DEPENDENCE ON KEY PERSONNEL

         The Company believes that its continued success will largely depend upon the abilities and experience of its senior management team such that loss of the services of one or more senior managers could adversely affect the Company's results of operations. The Company has entered into three-year Employment Agreements with its Chairman and Vice-Chairman of the Board, which specify terms relating to salary, bonus and benefits to be paid. The Company has entered into an Incentive Agreement with its President and Chief Executive Officer, which sets forth compensation to be paid, but does not provide for a specified employment term for the President. In addition, the Company has entered into three-year Employment Agreements with its Chief Financial Officer and its Senior Vice President of Sales, which sets forth salary, bonus and benefits to be paid.

POTENTIAL LABOR DISRUPTION

         None of the Company's employees is covered by a collective bargaining agreement. To the extent the Company experiences a labor disruption in the future, there could be material adverse effects on the Company's business, financial condition and results of operations.

EFFECTS OF PENDING MANAGEMENT BUYOUT

         The Company entered into an exchange agreement on April 26, 2001, amended December 20, 2001, with PF Management, Inc., which calls for PF Management to purchase all of the Company's outstanding stock. The agreement is subject to the approval of 75% of the Company's shareholders. In the event the Company's shareholders approve the transaction, there will be no further public trading of the stock. Each shareholder will receive $2.50 for each share of the Company's common stock owned by such shareholder.


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         If the transaction is not approved by the Company's shareholders, the
Company will nevertheless have incurred significant expenses (including legal, accounting, investment banking and other fees) which may have an adverse effect on the financial condition and results of operations of the Company. In addition, the characteristics of the stock will have the same risk factors as described elsewhere illiquidity and a small number of shares outstanding which are held by non-affiliates of the Company.





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